Exhibit 5.1

May 22, 2024

MainStreet Bancshares, Inc.

10089 Fairfax Boulevard

Fairfax, VA 22030

Ladies and Gentlemen:

We have acted as counsel to MainStreet Bancshares, Inc., a Virginia corporation (the “Company”), in connection with the Company’s preparation of its Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 500,000 shares of common stock of the Company, $4.00 par value per share (the “Common Stock”). The Common Stock is to be issued under the MainStreet Bancshares, Inc. 2019 Equity Incentive Plan, as amended (the “Plan”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan after the filing of this Registration Statement are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the federal Laws of the United States or the applicable Laws of the Commonwealth of Virginia. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP

499 South Capitol Street, SW, Suite 600 | Washington, D.C. 20003 | T: 202.203.1000 | F: 202.203.0000 | joneswalker.com